Exhibit 4.40

MOBILEWOO TECHNOLOGY HOLDINGS LIMITED

AMENDED AND RESTATED RESTRICTED SHARE AGREEMENT

This Amended and Restated Restricted Share Agreement (this “Agreement”) is made as of October 14, 2014 (the “Effective Date”), among MobileWoo Technology Holdings Limited, an exempted company duly incorporated and validly existing under the laws of the Cayman Islands (the “Company”), MobileWoo Technology Limited, a company incorporated in the British Virgin Islands (the “Holding Entity”), MobileWoo Holdings Limited, a company incorporated in the British Virgin Islands (the “Legal Holder”) and each of the Beneficial Holders listed on the Schedule A attached hereto (each a “Founder” and together, the “Founders”).

RECITALS

WHEREAS, the Company and the purchaser (the “Purchaser”) of the Company’s Series A Preferred Shares, par value of US$0.0001 per share (the “Series A Preferred Shares”), and the Company’s Series B Preferred Shares, par value of US$0.0001 per share (the “Series B Preferred Shares”, together with the Series A Preferred Shares, the “Preferred Shares”) are parties to that certain Shares Purchase Agreement dated October 2, 2014 (the “Purchase Agreement”);

WHEREAS, the Founders are beneficial owners of certain number of ordinary shares of a par value of US$0.0001 each of the Company (the “Shares”) set forth opposite their names on Schedule A, which are directly or indirectly held by the Founders through the Holding Entity and/or the Legal Holder as set forth on Schedule A;

WHEREAS, the Purchaser has indicated that a necessary condition to the purchase of the Preferred Shares would be for the Holding Entity and the Founders to enter into a share restriction agreement covering the repurchase by the Company of up to 26,331,944 (“Zhi Zhu’s Restricted Shares”), 1,555,556 (“Wei Zhang’s Restricted Shares”), 1,555,556 (“Xue Guo’s Restricted Shares”) and 1,555,555 (“Jian Chen’s Restricted Shares”) respectively, of the Shares (the “Restricted Shares”) on the terms set forth in this Agreement; and

WHEREAS, the Holding Entity, the Legal Holder and Founders have agreed to enter into this Agreement as a further inducement for the purchase of the Preferred Shares by the Purchaser.

NOW THEREFORE, in consideration of the mutual covenants and representations herein set forth, the Company, Holding Entity and each of the Founders agree as follows:

AGREEMENTS

1. Repurchase Option: In the event of the any termination of a Founder’s service to the Company as an employee, consultant, advisor or director (a “Service Provider”) before all of the Restricted Shares attributed to such Founder are released from the Company’s Repurchase Option (as defined below), the Company shall, upon the date of such termination (as reasonably fixed and determined by the Company) have an irrevocable, exclusive option (the “Repurchase Option”) for a period of six (6) months from such date to repurchase for cancelation any portion of the Unreleased Shares (as defined in Section 2 hereof) at such time at the price per share equal to par value of such Shares. The Repurchase Option shall be exercised by the Company by written notice to the Holding Entity and such Founder (with a copy to the Escrow Holder, as defined in Section 5 hereof) and, at the Company’s option, by delivery to the Holding Entity and such Founder or his executor with such notice of a check in the amount of the purchase price for the Restricted Shares being repurchased (the “Repurchase Shares”). Upon delivery of such notice and the payment of the purchase price, the Repurchased Shares shall be canceled by operation of Cayman Islands law.

Each Founder hereby confirms and agrees that in the event of the exercise of the Repurchase Option by the Company pursuant to this Agreement, the shares of the Holding Entity shall all be corrspondingly adjusted to reflect the proportional beneficial ownership of each Founder in the Company.

2. Release of Restricted Shares from Repurchase Option; Vesting.

(a) For so long as Zhi Zhu remains as a Service Provider to the Company, fifty (50)% of the Restricted Shares held by Zhi Zhu directly or through the Holding Entity and Legal Holder shall vest immidately upon the first anniversary of the Closing (as defined in the Purchase Agreement) and the remainder portion of Zhi Zhu’s Restricted Shares shall vest in twelve (12) equal and continuous monthly installments for each subsequent monthly period of continuous service following such date until all of the Zhi Zhu’s Restricted Shares have fully vested.

(b) For so long as Wei Zhang remains as a Service Provider to the Company, fifty (50)% of the Restricted Shares held by Wei Zhang through the Holding Entity shall vest immidately upon the first anniversary of the Closing, and the remainder portion of Wei Zhang’s Restricted Shares shall vest in twelve (12) equal and continuous monthly installments for each subsequent monthly period of continuous service following such date until all of Wei Zhang’s Restricted Shares have fully vested.

(c) For so long as Xue Guo remains as a Service Provider to the Company, fifty (50)% of the Restricted Shares held by Xue Guo through the Holding Entity shall vest immidately upon the first anniversary of the Closing, and the remainder portion of Xue Guo’s Restricted Shares shall vest in twelve (12) equal and continuous monthly installments for each subsequent monthly period of continuous service following such date until all of Xue Guo’s Restricted Shares have fully vested.

(d) For so long as Jian Chen remains as a Service Provider to the Company, fifty (50)% of the Restricted Shares held by Jian Chen through the Holding Entity shall vest immidately upon the first anniversary of the Closing, and the remainder portion of Jian Chen’s Restricted Shares shall vest in twelve (12) equal and continuous monthly installments for each subsequent monthly period of continuous service following such date until all of Jian Chen’s Restricted Shares have fully vested.

For purpose of this Agreement, the term “vest” or “vesting” shall mean, with respect to any Restricted Shares, that such Restricted Shares are released from and no longer subject to the Company’s Repurchase Option.

(e) Any of the Restricted Shares which have not yet been released from the Company’s Repurchase Option are referred to herein as “Unreleased Shares.”

(f) Notwithstanding the foregoing, (i) in the event that any Founder is teminated as the Service Provider by the Company without any Cause (as defined below), (ii) upon the occurrence of Change of Control (as defined below) at no fault of the Founder and the Founder is terminated without Cause, or (iii) upon the closing of the Qualified IPO (as defined in the Members Agreement dated hereof), one hundred percent (100%) of the Unreleased Shares held by any Founder shall be immediately released from the Repurchase Option. For the purposes of the Agreement, “Cause” shall mean (i) gross negligence or willful misconduct in the performance of the Founder’s duties to any of the Group Companies (other than as a result of a disability) resulting in material and adverse effect to the operation of any of the Group. Companies (as defined in the Purchase Agreement); (ii) repeated and continued failure to perform his substantial duties and responsibilities to any of the Group Companies (including, but not limited to his compliance with any written policy of any of the Group Companies) in good faith after having been offered proper training or reasonable opportunity and time to cure such failure; (iii) commission of any act of fraud or violation of any applicable laws, rules and regulations with respect to any of the Group Companies, which has resulted in material harm to the business affairs or reputation of any of the Group Companies in the reasonable determination of the Board of Directors; or (iv) conviction of a felony or a crime involving moral turpitude if such felony or crime could cause material harm to the business affairs or reputation of any of the Group Companies in the reasonable determination of the Board of Directors.

For purposes of this Agreement, a “Change of Control” means either: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, amalgamation consolidation, tender offer, business combination or stock transfer or scheme thereof, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or (ii) a sale of all or substantially all of the assets of the any Group Company (as defined in the Purchase Agreement), including but not limited to by means of the exclusive licensing of all or substantially all of any Group Company’s intellectual property.

(g) In the event of Qualified IPO or Change of Control within two (2) years of the Closing date, and the Founders have agreed to continue their full employment and service relation with the Company for at least two (2) years from the Closing date, the Founders are entitiled to obtain their relevant share of the proceeds as a result of such event subject to the terms and conditions of the transaction documents in connection with such event.

3. Restriction on Transfer. Each Founder, severally and not jointly, hereby makes the investment representations listed on Exhibit A to the Company as of the date of this Agreement, and agrees that such representations are incorporated into this Agreement by this reference. Except for (1) the escrow described in Section 4 hereof, (2) a Founder’s spouse, lineal descendant or antecedent, or to a trust or trusts for the exclusive benefit of such Founder or those members of the Founder’s family specified in this Section 3, for bona fide estate planning purpose; and (3) otherwise approved by the Borad of Directors, including the director designated by the Purchaser, none of the Restricted Shares or any beneficial interest therein shall be, directly or indirectly, transferred, encumbered or otherwise disposed of in any way by the Holding Entity and/or the Legal Holder or the Founder until the release of such Restricted Shares from the Company’s repurchase option in accordance with the provisions of this Agreement, other than by will or the laws of descent and distribution. In the event that any Founder attempts to transfer, encumber or dispose of the Unreleased Shares whether directly or through the Holding Entity and/or the Legal Holder in violation of this Agreement, such transfer shall be null and void and the Company shall be entitled to instruct the transfer agent to put a stop order on any such transfer.

4. Escrow of Restricted Shares.

(a) The Restricted Shares shall be held by the Secretary of the Company or his designee (the “Escrow Holder”), along with the Assignment Separate from Certificate attached hereto as Exhibit B executed by the direct shareholder of the Restricted Shares until the expiration of the Company’s option to repurchase such Restricted Shares as set forth above. However, any of the Restricted Shares which have been released from the Company’s Repurchase Option shall be no longer subject to the escrow hereunder.

(b) The Escrow Holder is hereby directed to permit transfer of the Restricted Shares only in accordance with this Agreement . In the event further instructions are desired by the Escrow Holder, it shall be entitled to rely upon directions executed by a majority of the authorized number of the Company’s Board of Directors. The Escrow Holder shall have no liability for any act or omission hereunder while acting in good faith in the exercise of his own judgment.

(c) If the Company or any assignee exercises its repurchase option hereunder, the Escrow Holder, upon receipt of written notice of such option exercise from the proposed transferee, shall take all steps necessary to accomplish such transfer.

(d) When the Repurchase Option has been exercised or expires or a portion of the Restricted Shares have been released from such Repurchase Option, upon any Founder’s request, the Escrow Holder shall promptly cause a new certificate to be issued for such released Restricted Shares and shall deliver such certificate to the Holding Entity.

(e) Subject to the terms hereof, the Founders and the Holding Entity shall have all the rights of a beneficial owner with respect to the Restricted Shares while they are held in escrow, including, without limitation, the right to vote the Restricted Shares and receive any cash dividends or distributions declared thereon. If, from time to time during the term of the Company’s repurchase option, there is (i) any share dividend, share split or other change in the Restricted Shares, or (ii) any merger or sale of all or substantially all of the assets or other acquisition of the Company, any and all new, substituted or additional securities to which the Founder is entitled by reason of his beneficial ownership of the Restricted Shares shall be immediately subject to this escrow, deposited with the Escrow Holder and included thereafter as Restricted Shares for purposes of this Agreement and the Company’s repurchase option. Appropriate adjustments to reflect the exchange or distribution of such securities or property shall be made to the number and/or class of the Restricted Shares. Appropriate adjustments shall also be made to the price per share to be paid upon the exercise of the Repurchase Option, provided that the aggregate purchase price payable for the Restricted Shares shall remain the same.

5. Adjustment for Share Split. All references to the number of Shares and the purchase price of the Shares in this Agreement shall be appropriately adjusted to reflect any share split, share dividend or other change in the Shares which may be made by the Company after the date of this Agreement.

6. Lock-Up Period. Each of the Founders, Legal Holder and Holding Entity hereby agree that any Founder, and Founders will cause the Holding Entity, not to sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer or encumber, directly or indirectly, any Shares or other securities of the Company, nor shall the Founders, the Holding Entity and the Legal Holder enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares or other securities of the Company, during the 180-day period (or such other shorter period as may be requested in writing by the managing underwriter and agreed to in writing by the Company) following the effective date of the first registration statement of the Company filed under the Securities Act or another governmental or regulatory authority for the registration in a jurisdiction other than the United States that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act or another governmental or regulatory authority for the registration in a jurisdiction other than the United States. The Founders, the Holding Entity and the Legal Holder further agree, if so requested by the Company or any representative of its underwriters, to enter into such underwriter’s standard form of “lockup” or “market standoff” agreement in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

7. General Provisions.

(a) Entire Agreement. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

(b) Governing Law; Severability. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of Hong Kong without regard to principles of conflicts of laws.

(c) Dispute Resolution. Each of the parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of HKIAC in any such arbitration. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees.

(d) Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by 15 days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 7(d)). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

(e) Successors and Assigns. The rights and benefits of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of the Founders, the Holding Entity and/or the Legal Holders under this Agreement may only be assigned with the prior written consent of the Company.

(f) Waiver. Any party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of such provision or provisions, nor prevent that party thereafter from enforcing each and every other provisions of this Agreement. The rights granted the parties herein are cumulative and shall not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

(g) Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same agreement.

(h) Further Instruments. Each of Founder, the Holding Equity and/or the Legal Holder agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(i) Acknowledgment. Each of Founder, the Holding Equity and/or the Legal Holder acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

The Company:

MOBILEWOO TECHNOLOGY HOLDINGS LIMITED.

By:	/s/ Zhi Zhu
Print Name of Authorized Signatory: Zhi Zhu
Title of Authorized Signatory: Director

Mail Address of MobileWoo Technology Holdings Limited:

SIGNATURE PAGE TO SHARE RESTRICTION AGREEMENT

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

Holding Entity:

MOBILEWOO TECHNOLOGY LIMITED

By:	/s/ Zhi Zhu
Print Name of Authorized Signatory: Zhi Zhu
Title of Authorized Signatory: Director

Mail Address of MobileWoo Technology Holdings Limited:

Legal Holder:

MOBILEWOO HOLDINGS LIMITED

By:	/s/ Zhi Zhu
Print Name of Authorized Signatory: Zhi Zhu
Title of Authorized Signatory: Director

Mail Address of MobileWoo Technology Holdings Limited:

SIGNATURE PAGE TO SHARE RESTRICTION AGREEMENT

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

The Founders

/s/ Zhi Zhu
Zhi Zhu

/s/ Wei Zhang
Wei Zhang

/s/ Xue Guo
Xue Guo

/s/ Jian Chen
Jian Chen

Mail Address of the Founders:

SIGNATURE PAGE TO SHARE RESTRICTION AGREEMENT

SCHEDULE A

FOUNDERS

Holding Entity	Legal Holder	Beneficial Holder	Number of Shares Held
MobileWoo Technology Limited	MobileWoo Holdings Limited	Zhi Zhu	26,331,944 (held by Zhi Zhu directly or through Holding Entity and Legal Holder)
MobileWoo Technology Limited		Wei Zhang	1,555,556
MobileWoo Technology Limited		Xue Guo	1,555,556
MobileWoo Technology Limited		Jian Chen	1,555,555

EXHIBIT A

INVESTMENT REPRESENTATION STATEMENT

In connection with the restriction of the Shares, I, the undersigned Founder, represent to the Company as follows:

1. The Company May Rely on These Representations. I understand that the Company’s sale of the shares to me has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), because the Company believes, relying in part on my representations in this document, that an exemption from such registration requirement is available for such sale. I understand that the availability of this exemption depends upon the representations I am making to the Company in this document being true and correct.

2. I am Purchasing for Investment. I am purchasing the shares solely for investment purposes, and not for further distribution. My entire legal and beneficial ownership interest in the shares is being purchased and shall be held solely for my account, except to the extent I intend to hold the shares jointly with my spouse. I am not a party to, and do not presently intend to enter into, any contract or other arrangement with any other person or entity involving the resale, transfer, grant of participation with respect to or other distribution of any of the shares. My investment intent is not limited to my present intention to hold the shares for the minimum capital gains period specified under any applicable tax law, for a deferred sale, for a specified increase or decrease in the market price of the shares, or for any other fixed period in the future.

3. I Can Protect My Own Interests. I can properly evaluate the merits and risks of an investment in the shares and can protect my own interests in this regard, whether by reason of my own business and financial expertise, the business and financial expertise of certain professional advisors unaffiliated with the Company with whom I have consulted, or my preexisting business or personal relationship with the Company or any of its officers, directors or controlling persons.

4. I am Informed About the Company. I am sufficiently aware of the Company’s business affairs and financial condition to reach an informed and knowledgeable decision to acquire the shares. I have had opportunity to discuss the plans, operations and financial condition of the Company with its officers, directors or controlling persons, and have received all information I deem appropriate for assessing the risk of an investment in the shares.

5. I Recognize My Economic Risk. I realize that the purchase of the shares involves a high degree of risk, and that the Company’s future prospects are uncertain. I am able to hold the shares indefinitely if required, and am able to bear the loss of my entire investment in the shares.

6. I Know the Shares are Restricted Securities. I understand that the shares under the Securities Act in reliance upon an exemption for non-public offerings. are “restricted securities” in that the Company’s sale of the shares to me has not been registered In this regard, I also understand and agree that:

A. I must hold the shares indefinitely, unless any subsequent proposed resale by me is registered under the Securities Act, or unless an exemption from registration is otherwise available (such as Rule 144 of the Securities Act (“Rule 144”));

B. the Company is under no obligation to register any subsequent proposed resale of the shares by me; and

C. the certificate evidencing the shares will be imprinted with a legend which prohibits the transfer of the shares unless such transfer is registered or such registration is not required in the opinion of counsel for the Company.

7. I am Familiar With Rule 144. I am familiar with Rule 144 adopted under the Securities Act, which in some circumstances permits limited public resales of “restricted securities” like the shares acquired from an issuer in a non-public offering. I understand that my ability to sell the shares under Rule 144 in the future is uncertain and I understand that if I am an affiliate of the Company, or a non-affiliate who has held the shares less than two years after my purchase and full payment, that my ability to sell the shares under Rule 144 will depend upon, among other things: (i) the availability of certain current public information about the Company; (ii) the resale occurring more than one year after my purchase and full payment (within the meaning of Rule 144) for the shares; and (iii) (A) the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker, as said term is defined under the Securities Exchange Act of 1934, as amended, (B) the amount of shares being sold during any three month period not exceeding the specified limitations stated in Rule 144, and (C) timely filing of a notice of proposed sale on Form 144, if applicable. I understand that the requirements of Rule 144 may never be met, and that the shares may never be saleable.

8. I Know I May Have Tax Liability Due to the Uncertain Value of the Shares. I understand that the Board of Directors of the Company (the “Board”) believes its valuation of the shares represents a fair appraisal of their worth, but that it remains possible that, with the benefit of hindsight, the Internal Revenue Service (the “IRS”) may successfully assert that the value of the shares on the date of my purchase is substantially greater than the Board’s appraisal. I understand that any additional value ascribed to the shares by such an IRS determination will constitute ordinary income to me as of the purchase date, and that any additional taxes and interest due as a result will be my sole responsibility payable only by me, and that the Company need not and will not reimburse me for that tax liability. I understand that if such additional value represents more than 25% of my gross income for the year in which the value of the shares is taxable, the IRS will have 6 years from the due date for filing the return (or the actual filing date of the return if filed thereafter) within which to assess me the additional tax and interest due.

9. Residence. The address of my principal residence is set forth below my signature on the signature page to the Agreement.

EXHIBIT B

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned hereby assigns and transfers unto                                          (                    ) Ordinary Shares, US$0.0001 par value per share, of MobileWoo Technology Holdings Limited, an exempted company duly incorporated and validly existing under the Law of the Cayman Islands (the “Company”), represented by Share Certificate No.      and does hereby irrevocably constitute and appoint the Secretary of the Company, or his other designees, to transfer the said shares on the books of the Company with full power of substitution in the premises.

Dated:

MobileWoo Technology Limited

Signature:

Name:

Title: